Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT OPPENHEIMER 9TH ANNUAL CONSUMER, GAMING, LODGING & LEISURE CONFERENCE

-ANNOUNCES FISCAL THIRD QUARTER PRELIMINARY UNAUDITED

NET SALES RESULTS-

RONKONKOMA, N.Y. – July 10, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Oppenheimer 9th Annual Consumer, Gaming, Lodging & Leisure Conference in Boston on Tuesday, July 14, 2009.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com, on Tuesday, July 14, 2009 at 3:45PM Eastern Time.

NBTY’s preliminary unaudited net sales results for the fiscal third quarter and the nine months ended June 30, 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL THIRD QUARTER ENDED JUNE 30

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$397	$284	40%

North American Retail	$51	$50	2%

European Retail	$151	$146	4%

Direct Response/ E-commerce	$53	$55	-4%

Total	$653	$535	22%

Leiner Health Products, acquired in July 2008, has been fully integrated into Wholesale / US Nutrition net sales.  North American Retail same store sales increased 1% for the third fiscal quarter, compared to the prior like period.  European Retail net sales for the third fiscal quarter include $27 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales increased 9% in local currency (British Pound Sterling), and decreased 15% in US dollars for the third fiscal quarter, compared to the prior like quarter.

NET SALES

(Preliminary and Unaudited)

FOR THE NINE MONTHS ENDED JUNE 30

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$1,154	$802	44%

North American Retail	$152	$159	-4%

European Retail	$442	$462	-4%

Direct Response/ E-commerce	$161	$155	4%

Total	$1,909	$1,578	21%

Leiner Health Products, acquired in July 2008, has been fully integrated into Wholesale / US Nutrition net sales.  North American Retail same store sales decreased 3% for the nine months ended June 30, 2009, compared to the prior like period.  European Retail net sales for the nine months ended June 30, 2009 include $85 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales remained unchanged in local currency (British Pound Sterling), and decreased 23% in US dollars for the nine months ended June 30, 2009, compared to the nine months ended June 30, 2008.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.